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                                   EXHIBIT 11

                   MOBILE AMERICA CORPORATION AND SUBSIDIARIES

                  UNAUDITED COMPUTATIONS OF EARNINGS PER SHARE

                QUARTERS ENDED SEPTEMBER 30, 1997 AND 1996 AND

                NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996


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
                                                    Quarters Ended September 30           Nine Months Ended September 30
                                                     1997                 1996               1997                1996
                                                  ----------          ----------          ----------          ----------
Net Income                                        $1,669,470          $2,003,741          $5,321,851          $5,474,478
                                                  ==========          ==========          ==========          ==========

Weighted average
Common shares outstanding                          7,147,334           7,184,058           7,155,845           7,184,058

Effect of weighting treasury stock acquired                0                   0                   0                   0
                                                  ----------          ----------          ----------          ----------


Common and common equivalent shares
  used in computing earnings per share             7,147,334           7,184,058           7,155,845           7,184,058
                                                  ==========          ==========          ==========          ==========




Earnings per share                                $     0.23          $     0.28          $     0.74          $     0.76
                                                  ==========          ==========          ==========          ==========

Prior share and per share amounts adjusted for 15% stock dividend
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